SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.

                                  FORM 8-K

                               CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                APRIL 5, 1996
              Date of Report (Date of Earliest Event Reported)

                           MONUMENT RESOURCES, INC.
            Exact Name of Registrant as Specified in its Charter


          COLORADO                    33-15528-D              84-1028449
State or Other Jurisdiction         Commission File        IRS Employer Iden-
     Of Incorporation                   Number             tification Number


                       11 WILCOX STREET, P.O. BOX 1450
                         CASTLE ROCK, COLORADO 80104
          Address of Principal Executive Offices, Including Zip Code

                               (303) 688-3993
              Registrant's Telephone Number, Including Area Code

                                      N/A
         Former Name or Former Address, if Changed Since Last Report

ITEM 1.  CHANGE IN CONTROL OF REGISTRANT.

     On April 5, 1996, Monument Resources, Inc. (the "Company") acquired all of the outstanding stock of Crescent Oil & Gas Corporation ("Crescent") in exchange for 1,000 shares of the Company's Series A Convertible Preferred Stock (the "Preferred Stock"). The shares of Preferred Stock are convertible into a total of up to 4,600,000 shares of the Company's Common Stock upon the occurrence of certain events. The actual number will range from 3,000,000 shares to 4,600,000 shares depending upon whether Powerhouse fulfills certain financial commitments and whether the Company's decides to accept or reject an offshore oil and storage depot site in China. If all such shares of Common Stock were to be issued upon conversion, those shares would represent approximately 50.1% of the Company's Common Stock then outstanding.

     The stock issuances were made pursuant to an Agreement and Plan of Reorganization ("Agreement") among the Company, Crescent and Powerhouse Resources, Inc. ("Powerhouse"), the sole shareholder of Crescent. The terms of the Agreement were the result of negotiations between the managements of the Company and Powerhouse. The Board of Directors did not obtain any independent "fairness" opinion or other evaluation regarding the terms of the Agreement due to the cost of obtaining such opinions or evaluations.

     The foregoing summary of the Agreement is qualified by reference to the complete text of the Agreement which is filed as Exhibit 10 hereto, and is incorporated herein by this reference.

     As a result of the acquisition and the issuance of the shares of the Company's Preferred Stock referred to above, Powerhouse may be deemed to beneficially own approximately 50.1% of the Company's Common Stock. However, the Preferred Stock contains no voting rights and therefore Powerhouse is not presently able to exercise voting control of the Company.

     Under the terms of the Agreement, the Company has agreed to file a registration statement under the Securities Act of 1933, as amended, covering the shares of Common Stock issuable upon the conversion of the Preferred Stock to enable Powerhouse to sell such shares of Common Stock or make a pro rata distribution of such Common Stock to the shareholders of Powerhouse, which is a publicly held company.

     Pursuant to the terms of the Agreement, effective on the closing of the acquisition the Company's Board of Directors was expanded to six (6) persons, and the following persons are now Directors of the Company:

                   A. G. Foust (1)
                   Stewart A. Jackson (1)
                   John J. Womack (1)
                   Dennis C. Dowd (2)
                   Hunter G. Swanson (2)
__________________

(1) Continuing Directors of the Company.
(2) Designees of Powerhouse.

     The sixth director will be selected by the five persons currently on the Board.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     As described in Item 1 of this Report, on April 5, 1996, the Company acquired all of the outstanding stock of Crescent. Crescent, a Colorado corporation, is an oil and gas company based in Denver, Colorado. Assets held by Crescent include: (1) gas wells and a gas gathering system in Kansas, (2) a potential oil waterflood unit containing 30 well sites in Knox County, Texas,
(3) a 15% interest in a major oil and gas lease totalling approximately 69,000 acres in Webb County, Texas, and (4) several oil leases in Lea County, New Mexico. Crescent presently employs 2 persons.

     As part of this transaction the Company also received an option from Powershouse to acquire the rights to an offshore oil and storage depot site in China.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED. The financial statements required by Rule 3-05(b) of Regulation S-X are not yet available and will be filed by amendment on or before June 19, 1996.

     (b) PRO FORMA FINANCIAL INFORMATION. The pro forma financial information required by Article 11 of Regulation S-X is not yet available, and will be filed by amendment on or before June 19, 1996.

     (c) EXHIBITS.

EXHIBIT
NUMBER    DESCRIPTION

   2 Agreement and Plan of Reorganization among Monument Resources, Inc., Crescent Oil & Gas Corporation, and Powerhouse Resources, Inc., and Addendum thereto

   3 Articles of Amendment to Articles of Incorporation (Series A Convertible Preferred Stock)


                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 16, 1996               MONUMENT RESOURCES, INC.

                                    By: /s/ A.G. Foust
                                       A. G. Foust, President